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                                  EXHIBIT 99

                        PRESS RELEASE DATED JULY 2, 1997


                                         For further information,
                                         please contact:
                                         Gary Wrench
                                         Senior Vice President & CFO


FOR IMMEDIATE RELEASE


             BEI ELECTRONICS, INC. PLANS SEPARATION OF SENSORS AND
           MEDICAL BUSINESSES; WILL DISTRIBUTE SHARES IN NEW COMPANY
                  TO EXISTING SHAREHOLDERS; ADOPTS RIGHTS PLAN


     SAN FRANCISCO, JULY 2, 1997 -- BEI Electronics, Inc. (Nasdaq: BEII) announced that it plans to form a new company called BEI Technologies, Inc. which will principally operate BEI's established sensors and systems business. The Company will distribute all of the outstanding shares in the new company pro rata to all holders of BEI Electronics, Inc. common stock. The Company, as a condition to the spinoff, expects to receive an opinion from counsel that the distribution should be tax free. BEI Electronics, Inc. will retain and operate its medical device business and plans to change its name to BEI Medical Systems Company after the spinoff. Following the distribution, which is expected at the end of September, both companies would be immediately eligible for trading in the public market. The symbol "BEIQ" has been reserved for BEI Technologies on the Nasdaq National Market.

     Charles Crocker, chairman, president and chief executive officer of BEI Electronics stated, "We believe this planned separation will allow the positive but different attributes of each company to be seen and understood more clearly, and should allow the capital markets to evaluate each company according to its unique characteristics. Our goal, overall, is to ensure that the ongoing development of each of these businesses is not compromised by conflicting strategies or requirements. Also, the availability of separate, publicly traded securities should aid the future ability of both companies independently to acquire capital on more favorable terms than they could as a consolidated enterprise, to make acquisitions using stock as consideration and to attract and retain key employees."

     The newly formed company, BEI Technologies, will concentrate on engineered components and value-added subsystems for industrial, automotive, aerospace and automation markets. Its principal operating unit will be BEI Sensors & Systems Company, a well established technology based manufacturing business which designs, manufactures and sells proprietary intelligent electronic sensors for motion control and pressure measurement, products

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complementary to these sensors, and value-added subsystems which utilize the company's core products and know-how.

     Commenting on the makeup of the new company, Mr. Crocker noted that BEI's former defense systems business segment would be formally discontinued within the next year and that financial reporting for BEI Technologies is expected to reflect the defense systems segment as a discontinued operation. BEI previously announced that the company had ended production of military rockets which had been a major product line of the defense systems segment. On a pro forma basis, the continuing business of BEI Technologies had sales in fiscal 1996 of $96.5 million.

     BEI Electronics, Inc. will concentrate on medical products and is expected to adopt the name of its subsidiary, BEI Medical Systems Company, following the distribution. It will continue to develop the company's emerging medical device business which focuses on global marketing of diagnostic and therapeutic instruments and proprietary disposal products used by gynecologists and women's physicians. According to Mr. Crocker, BEI Medical Systems Company foresees continued active development of products that provide alternatives to hysterectomy and products that allow fertility planning. The management of BEI Medical Systems also believes there are opportunities for consolidating, through selective acquisitions and alliances, the product offerings of other companies focused on the women's healthcare market. The symbol "BMED" has been reserved for BEI Medical Systems Company on the Nasdaq National Market.

     The distribution of the common stock of BEI Technologies, Inc. will be subject to regulatory review, and a registration statement on Form 10 is being filed this week with the Securities and Exchange Commission. Mr. Crocker stated that management's goal is to make the distribution effective at the end of September, 1997, adding that the distribution would be on the basis of one share of BEI Technologies, Inc. common stock for each common share of BEI Electronics, Inc.

SHAREHOLDER RIGHTS PLAN

     In a related announcement BEI Electronics, Inc. announced that its Board of Directors approved the adoption of a Shareholder Rights Plan under which all shareholders of record as of July 18, 1997 will receive rights to purchase shares of a new series of Preferred Stock.

     Mr. Crocker stated that the adoption of the Rights Plan is not in reaction to an unsolicited offer, but is designed to enable all BEI Electronics shareholders to realize the full value of their investment and to provide for fair and equal treatment for all stockholders in the event that an unsolicited attempt is made to acquire BEI Electronics. The adoption of the Rights Plan is intended as a means to guard against abusive takeover tactics.

     The rights will be distributed as a non-taxable dividend and will expire in ten years from the Record Date. The rights will be exercisable only if a person or group acquires 15 percent or more of the BEI Electronics Common Stock or announces a tender offer for 15 percent or

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more of the Common Stock.  If a person acquires 15 percent or more of BEI
Electronics' Common Stock, all rightsholders except the buyer will be entitled to acquire BEI Electronics Common Stock at a discount. The effect will be to discourage acquisitions of more than 15 percent of BEI Electronics' Common Stock without negotiations with the Board.

     The rights will trade with BEI Electronics Common Stock, unless and until they are separated upon the occurrence of certain future events. The rights distribution is not taxable to the stockholders. BEI Electronics' Board of Directors may terminate the Plan at any time or redeem the rights prior to the time a person acquires more than 15 percent of the BEI Electronics Common Stock. Additional details regarding the Rights Plan will be outlined in a summary to be mailed to all stockholders following the Record Date.

     Except for historical information, this news release may be deemed to contain forward-looking statements that involve risks and uncertainties, including timely development, acceptance and pricing of new products; impact of competitive products and pricing; the ability to manufacture products in sufficient volume on an efficient and timely basis; general economic conditions as they affect the Company's customers, as well as other risks detailed from time to time in the Company's SEC reports, including the report on Form 10-K for the year ended September 28, 1996, and the registration statement on Form 10 to be filed by BEI Technologies.

     BEI Electronics, Inc. is a diversified technology based manufacturing company focused on two operating businesses: 1) BEI Sensors and Systems Company, an established manufacturer of technically advanced electronic components and systems used in industrial automation and automotive, military, aviation and space systems and 2) BEI Medical Systems Company, an emerging manufacturer of diagnostic and therapeutic products focused on gynecology and women's health issues.

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